Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACTS:	Edward M. Jamison	702.878.0700
	President, Chief Executive Officer and Chairman of the Board

	Patrick Hartman	702.947.3514
	Executive Vice President, Chief Financial Officer

COMMUNITY BANCORP ANNOUNCES

30.4% GROWTH IN NET INCOME FOR 2007

LAS VEGAS, Nev. – (BUSINESS WIRE)—January 23, 2008— Community Bancorp (NASDAQ: CBON), the Las Vegas-based community bank holding company with $1.7 billion in total assets as of December 31, 2007, operating through Community Bank of Nevada and Community Bank of Arizona, today announced financial results for the three and twelve months ended December 31, 2007.

Overview

2007 versus 2006

•	Net income for 2007 increased 30.4% to $20.4 million, or $1.95 per fully diluted share, from $15.6 million, or $1.92 per fully diluted share, in 2006.

•	Net interest income before provision for loan losses for 2007 increased 34.4% to $70.9 million compared to $52.7 million in 2006.

•	Noninterest income for 2007 increased 38.0% to $3.6 million compared to $2.6 million in 2006.

•	Gross loans at December 31, 2007 were over $1.4 billion, an increase of $166.0 million, or 13.2% from December 31, 2006.

•	Non-performing loans increased to 0.85% of total loans at December 31, 2007 compared to 0.05% at December 31, 2006.

Linked Quarter

•	Net income for the fourth quarter of 2007 decreased to $3.8 million compared to $5.5 million for the quarter ended September 30, 2007.

•

Earnings per share for the fourth quarter of 2007 were $0.36 per diluted share compared to $0.53 per diluted share for the third quarter of 2007. As discussed below, net interest income before provision for loan losses for the quarter ended December 31, 2007 decreased by $885,000, or $0.06 per diluted share (after tax) as compared to the quarter ended September 30, 2007 and the provision for loan losses increased by $1.3 million, or $0.08 per diluted share (after tax) as compared to the quarter ended September 30, 2007.

•	Gross loans increased $45.5 million to over $1.4 billion during the fourth quarter of 2007 compared to an increase of $7.3 million during the third quarter of 2007.

•	Non-performing loans were $12.1 million, or .85% at December 31, 2007 compared to $7.7 million at September 30, 2007, or 0.56% of gross loans.

Financial Performance

2007 versus 2006

Return on average shareholders’ equity. For 2007, the Company’s return on average shareholders’ equity (“ROAE”) was 8.9% compared to 11.6% for 2006. The decrease in ROAE was due in part to the issuance of approximately 3.0 million shares of Community Bancorp common stock, resulting in an increase of $94.7 million in the Company’s equity, as part of the 2006 acquisition of Valley Bancorp.

Diluted earnings per share were $1.95 for 2007, compared to $1.92 for 2006. The moderate growth in the Company’s diluted earnings per share, compared to the increase in net income during the same period, reflects the issuance of approximately 3.0 million shares in the fourth quarter 2006 as part of the acquisition of Valley Bancorp.

Return on average assets. Return on average assets (“ROAA”) was 1.2% for 2007 compared to 1.4% in 2006. The relatively stable ROAA from period to period reflects the Company’s increase in average earning assets and elimination of excess liquidity which off-set the negative impact of the increase in goodwill and core deposit intangibles resulting from the Company’s 2006 acquisitions.

Operating efficiency. The Company’s efficiency ratio increased to 53.3% in 2007 compared to 49.9% in 2006. The increase in the efficiency ratio was driven primarily by the 0.31% compression in net interest margin and increases (due to a full year of amortization) of core deposit intangible amortizations and costs (e.g., payroll, rent, supplies etc) associated with opening three new branches and one administrative office, which exceed the operational efficiencies resulting from the 2006 acquisitions.

The year 2007 presented the Company with new challenges and required change. The year over year earnings increase of 30.4% was very encouraging. We believe the 29 basis points increase in non-accrual loans (to gross loans) on a linked quarter basis and the 9 basis points of net charge offs (to gross loans) for the year, in this economic environment, speaks to our disciplined credit culture,” stated Edward M. Jamison, Chairman, President and Chief Executive Officer of Community Bancorp. “Fourth quarter earnings were impacted by loan growth which required additional reserves with little earnings from the growth during the quarter. Non-interest deposit and overall deposit growth and deposit mix continued to be a priority to reduce our cost of funds.”

“As we position the Company for 2008, we have a solid credit culture and infrastructure that is scalable for organic growth, strong capital and we are preparing to move forward as the economy in our communities improves. The markets in which we operate are stressed and will require time to work through these economic challenges. Our strategy continues to focus on organic growth, quality credit, diversifying our revenue, expanding core deposits and improving efficiencies that will produce higher returns and increasing value to our shareholders.”

Income Statement Results

2007 versus 2006

The Company continued to grow its loan portfolio during 2007 with net loans increasing $162.0 million during 2007. During 2007, approximately $100 million of loans were paid off and not considered for renewal as management believed the credit quality of these loans, in the changing economic climate, no longer met the Company’s credit criteria.

As a result of 2007 loan growth and the impact of the 2006 acquisitions, interest income, interest expense and the resulting net interest income for 2007 increased substantially from 2006. The 2006 acquisitions of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006) resulted in the addition of $367.6 million of gross loans (at acquisition) and a corresponding increase in deposits of $376.0 million (at acquisition).

“The loan growth for 2007 was modest and reflective of the changing economic climate yet provided solid growth and the addition of new relationships. Commercial construction lending continues to provide opportunities within our markets and growth potential. The draws on the construction loans will provide progressive increases of outstanding loans. We are very pleased that we have been able to deliver responsible growth given the nature of commercial construction lending and the high levels of payoff’s we have experienced” stated Lawrence Scott, Executive Vice President and Chief Operating officer.

For 2007, interest and dividend income increased to $128.0 million compared to $86.5 million in 2006. The primary driver of the increase was the increase in average loans outstanding due to both organic and merger related loan growth. Also impacting interest income were loan yields for 2007 which increased to 9.17% compared to 9.09% in 2006. The increase in the loan yields in 2007 as compared to 2006 was due primarily to the slightly higher average prime rate of 8.05% in 2007 compared to 7.96% in 2006. The Company’s loan portfolio is comprised of approximately 70.0% rate sensitive loans tied to recognized indexes (e.g., Prime and LIBOR). Loan yields also improved slightly during 2007 due to higher loan fees charged on construction and land development loans which are amortized over the life of the loan.

Interest expense in 2007 increased to $57.1 million compared to $33.8 million in 2006. The primary cause of these increases was the increase in average interest-bearing liabilities due to both organic and merger related growth. Impacting the increase in average interest bearing liabilities (in addition to the mergers noted above) was the issuance of $51.5 million in trust preferred debt in the third quarter of 2006. For 2007 the average cost of interest bearing liabilities increased to 4.75% compared to 4.28% during 2006 reflecting continued competitive pricing pressures on deposits, changes in market rates and usage of other instruments (e.g., trust preferred debt, wholesale deposits and other borrowings) to fund the Company’s growth.

The Company’s net interest margin during 2007 decreased to 4.88% compared to 5.19% in 2006. The decrease in net interest margin was primarily attributable to continued upward pressure and availability of deposits and other funding liabilities during 2007 in a fairly stable prime rate environment.

Net interest income before provision for loan losses increased 34.4% compared to 2006, as interest earned on higher loan volumes and increased yields outweighed the effect of increased funding liabilities and higher cost of funds. Impacting net interest income for 2007 was the addition of gross loans and deposits from the 2006 acquisitions as well as the issuance of trust preferred debt in 2006.

The Company recorded a provision for loan losses of $3.4 million in 2007 compared to $3.5 million for 2006. The allowance for loan losses was $17.1 million, or 1.20% of total loans, as of December 31, 2007 compared to $15.0 million, or 1.19% of total loans, at December 31, 2006. The relatively stable provision for loan losses, year over year, resulted from a lower provision for originated loans as historic loan growth decreased in 2007, combined with a $761,000 increase in net charge offs in 2007 as compared to 2006 (net charge offs were $1.2 million, 9 basis points of gross loans, and $469,000, 4 basis points of gross loans, for the years ended December 31, 2007 and 2006, respectively).

“The increase in nonaccruals and impaired loans is indicative of the fluid economic and banking environment currently extant at both national and local levels. While the geometry of the banking landscape continues to evolve, we believe the infrastructure is in place to manage the risks inherent in our current portfolio, and that the present level of the allowance for loan losses accurately reflects the company’s assessment of internal credit risks. As we monitor asset quality and performance, we will continue to maintain a focused and aggressive portfolio management posture, including prudent limits, effective credit review and loan classification procedures and an appropriate methodology for dealing with problem exposures in a flexible and timely manner” stated Don Bigger, Executive Vice President and Chief Credit Administrator.

Non-interest income increased 38.0%, or $997,000, to $3.6 million for 2007 compared to $2.6 million for 2006. While the Company continued to experience growth throughout 2007, the increase in non-interest income was due primarily to the acquisition of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006) (e.g., acquisition of additional customer accounts from which customer service fees are earned) and the increase in gain on sale of loans that included a gain of approximately $285,000 related to the sale of the Company’s credit card portfolio during the second quarter of 2007.

Non-interest expense increased 43.8%, or $12.1 million, to $39.7 million for 2007 compared to $27.6 million for 2006. This increase resulted primarily from the acquisition of Community Bank of Arizona (September 2006) and Valley Bancorp (October 2006).

As a result of the acquisitions of Community Bank of Arizona and Valley Bancorp, the Company increased its branch network by six and added approximately eighty full-time equivalent employees. In addition to this expansion through acquisition, the Company added three new branches, closed two branches and added one administrative office during the year ended December 31, 2007. The expansion of facilities and human resources (full time equivalent employees increased to 285 at December 31, 2007 from 235 at December 31, 2006) were the primary drivers of the Company’s increased non-interest expense for 2007 as compared to 2006. The 2007 expansion costs, combined with the compression of net interest margin, adversely affected the 2007 efficiency ratio.

LINKED QUARTER

For the quarter ended December 31, 2007, interest income decreased to $31.5 million as compared to $33.3 million for the quarter ended September 30, 2007. The decrease in interest income is directly attributable to lower yields on the Company’s indexed loans (approximately 70% of the Company’s loans are tied to recognized indexes). For the quarter ended December 31, 2007 yields on loans decreased to 8.77% compared to 9.28% for the quarter ended September 30, 2007. The Company’s average prime rate for the quarter ended December 31, 2007 was 7.52% as compared to 8.17% for the quarter ended September 30, 2007.

For the quarter ended December 31, 2007, interest expense decreased to $14.1 million as compared to $15.0 million at September 31, 2007. The decrease in interest expense was driven primarily by a decline in the Company’s cost of funds which decreased to 4.62% for the quarter ended December 31, 2007 as compared to 4.90% for the quarter ended September 30, 2007.

The Company’s cost of funds did not decrease proportionally with the decrease in yields for interest earning assets as certain higher cost retail deposits were allowed to run off and replaced by interest sensitive wholesale deposits. As a result, while the Company’s funding liabilities are more sensitive to interest rate changes at December 31, 2007 as compared to September 30, 2007, the higher cost of wholesale funds adversely impacted the decrease in the fourth quarter 2007 funding costs. However, the change in funding liability mix enhanced the liability sensitive position of the Company’s balance sheet at December 31, 2007.

Net interest income before provision for loan losses decreased to $17.3 million for the quarter ended December 31, 2007 as compared to $18.2 million for the quarter ended September 30, 2007. As noted above, the compression in net interest margin resulted as the Company’s interest sensitive earning assets repriced downward and funding liabilities costs decreased disproportionately as the Company changed its funding liabilities mix to a more interest rate sensitive position.

The provision for loan losses increased to $1.9 million for the quarter ended December 31, 2007 as compared to $533,000 for the quarter ended September 30, 2007. The increase in the provision for loan losses was due to significantly higher growth of the loan portfolio in the fourth quarter of 2007 ($45.5 million for the fourth quarter 2007 versus $7.3 million for the third quarter 2007) and an increase in net loans charged off of approximately $606,000.

Noninterest income increased to $929,000 for the quarter ended December 31, 2007 as compared to $822,000. The increase was primarily due to increased service charges which resulted from the full implementation of new deposit programs that earn higher fee income.

Noninterest expense increased to $10.6 million for the quarter ended December 31, 2007 as compared to $10.0 million for the quarter ended September 30, 2007. The increase was due primarily to increased salaries, wages and employee benefits as the full quarter effect of the restricted stock issuance in August and September 2007 was recognized, the recognition of a loss on one of the Company’s interest rate swaps in the amount of $380,000 off set in part by the loss on extinguishment of debt of $377,000 in the quarter ended September 30, 2007 for which there was no such expense in the fourth quarter of 2007.

Balance Sheet Management

Total assets increased by 7.8% to $1.7 billion as of December 31, 2007, from $1.6 billion as of December 31, 2006. The increase in total assets was driven primarily by a $162.0 million increase in net loans off set in part by reductions in cash and cash equivalents and securities of $46.9 million from December 31, 2006 to December 31, 2007. Asset growth during 2007 was funded primarily through increases in interest bearing deposits of $88.6 million, borrowings of $53.5 million, and current year income of $20.4 million, off set in part by a reduction in non-interest bearing deposits of $34.3 million.

Non-performing loans as of December 31, 2007 were $12.1 million compared to $647,000 at December 31, 2006. The increase in non-performing loans from December 31, 2006 is composed of non-accrual commercial and industrial, commercial real estate and construction and land development loans that are well secured with sufficient loan to values. At December 31, 2007 three credit relationships accounted for approximately $9.2 million of the non accrual loans with the balance of the non-accrual loans related to 18 borrowers with loan balances that range from $5,000 to $550,000.

As of December 31, 2007, net loans represented 82.5% of total assets. The Company’s lending activities consist primarily of commercial and industrial, commercial real estate and construction and land development loans. For 2007 the largest increase in the loan portfolio was real estate – construction and land development, which increased 15.0%, indicating a continued demand for this product in the Company’s primary markets. As of December 31, 2007, real estate – construction and land development represented 55.6% of the Company’s gross loans. The Company’s gross loan portfolio as of December 31, 2007 consisted of commercial and industrial loans – 14.8% and real estate – 84.7%. The Company’s loan portfolio consists of a limited amount of residential construction loans and no sub-prime loans.

During the quarter ended December 31, 2007 the Company finalized its adjustments to goodwill resulting from the October 2006 acquisition of Valley Bancorp. These adjustments resulted in a decrease of goodwill of approximately $1.5 million and are primarily related to final computations of the deferred income tax effect associated with the purchase accounting and had no effect on the Company’s consolidated statement of income.

Total deposits increased by $54.2 million, or 4.6% to $1.2 billion as of December 31, 2007. The increase in deposits is directly attributed to an increase in interest bearing demand deposits and time deposits, driven, in part, by the Company’s participation in several wholesale deposit programs.

The Board of Directors at its regular meeting of July 25, 2007, authorized the purchase of up to 5% of the Company’s outstanding shares as of June 30, 2007, or 520,996 shares, over the next twelve months. Based on this authorization, the Company repurchased 316,200 shares at a total cost of $6.4 million, or $20.24 per share, during 2007.

Capital Ratios

Our capital ratios continue to be above the well-capitalized guidelines established by bank regulatory agencies and should provide ample resources for future growth.

About Community Bancorp

Community Bancorp is a bank holding company headquartered in Las Vegas, Nevada with four wholly-owned subsidiaries: 1) Community Bank of Nevada, 2) Community Bank of Arizona, 3) Community Bancorp (NV) Statutory Trust II and 4) Community Bancorp (NV) Statutory Trust III. Community Bancorp exists primarily for the purpose of holding the stock of its wholly-owned subsidiaries and facilitating their activities. Community Bank of Nevada is a Nevada state chartered bank providing a full range of commercial and consumer bank products through thirteen branches located in the greater Las Vegas area and one loan production office in Arizona. Community Bank of Arizona (formerly Cactus Commerce Bank), is an Arizona state chartered bank providing a full range of commercial and consumer bank products through three branches located in the greater Phoenix, Arizona area. We provide commercial banking services, including real estate, construction and commercial loans and SBA loans, to small- and medium-sized businesses.

For more information about Community Bancorp, visit our website at www.communitybanknv.com.

The Company will host an investor conference call at 11:00 a.m. EDT (8:00 a.m. PDT) on Thursday, January 24, 2008 to discuss this earnings release. The call will be open to all interested investors through a live, listen-only audio Web broadcast via the Internet at www.communitybanknv.com/conference. For those who are not available to listen to the live broadcast, the call will be archived for 90 days.

Attached to this press release is summarized financial information.

Forward-Looking Statements

Statements concerning future performance, developments or events, expectations for growth and income forecasts, and any other guidance on future periods, constitute forward-looking statements that are subject to a number of risks and uncertainties. Actual results may differ materially from stated expectations. Specific factors include, but are not limited to the recent fluctuation in the U.S. capital markets, loan production, balance sheet management, the economic condition of the markets in Las Vegas, Nevada, or Phoenix, Arizona, net interest margin, loan quality, the ability to control costs and expenses, interest rate changes and financial policies of the United States government, and general economic conditions. Additional information on these and other factors that could affect financial results are included in our Securities and Exchange Commission filings.

When used in this release, the words or phrases such as “will likely result in,” “management expects that,” “will continue,” “is anticipated,” “estimate,” “projected,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereof. Community Bancorp undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting Community Bancorp under PSLRA’s safe harbor provisions.

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31, 2007	September 30, 2007	December 31, 2006
	(In thousands, except share data)
ASSETS
Cash and due from banks	$19,243	$32,897	$28,694
Interest bearing deposits in other banks	141	4,186	8,501
Federal funds sold	20	9,155	8,921

Cash and cash equivalents	19,404	46,238	46,116
Securities available for sale, at fair value	88,217	90,938	107,849
Securities held to maturity, at amortized cost (fair value of $817 as of December 31, 2007, $878 as of September 30, 2007 and $1,334 as of December 31, 2006)	801	865	1,309
Required equity investments, at cost	14,014	13,720	6,589
Loans, net of allowance for loan losses of $17,098 as of December 31, 2007, $16,184 as of September 30, 2007 and $14,973 as of December 31, 2006	1,396,890	1,352,171	1,234,841
Premises and equipment, net	27,535	25,390	24,133
Accrued interest and dividends receivable	8,046	8,645	7,668
Deferred income taxes, net	1,503	—	875
Bank owned life insurance	10,521	10,410	10,071
Goodwill	113,636	115,143	115,865
Core deposit intangible, net of accumulated amortization of $2,478 as of December 31, 2007, $2,143 as of September 30, 2007 and $1,138 as of December 31, 2006	7,481	7,816	8,821
Other assets	5,473	6,523	6,242

Total assets	$1,693,521	$1,677,859	$1,570,379

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits:
Non-interest bearing	$170,725	$211,547	$205,115
Interest bearing:
Demand	672,567	606,942	510,454
Savings	28,465	32,979	60,480
Time, $100,000 or more	171,664	200,994	164,954
Other time	187,041	206,441	235,273

Total deposits	1,230,462	1,258,903	1,176,276
Borrowings	146,684	101,267	77,695
Accrued interest payable and other liabilities	9,090	9,240	9,907
Deferred income taxes, net	—	522	—
Junior subordinated debt	72,166	72,166	87,630

Total liabilities	1,458,402	1,442,098	1,351,508

Stockholders’ equity Common stock, par value: $0.001; shares authorized: 30,000,000; shares issued: 10,620,529 as of December 31, 2007 (including 161,137 shares of unvested restricted stock), 10,617,794 as of September 30, 2007(including 163,195 share of unvested restricted stock) and 10,423,188 as of December 31, 2006	11	11	10
Additional paid-in capital	168,931	168,416	167,359
Retained earnings	72,797	69,024	52,402
Accumulated other comprehensive income (loss), net of tax	64	(420)	(615)

	241,803	237,031	219,156
Less cost of treasury stock, 350,575 shares as of December 31, 2007, 77,175 as of September 30, 2007 and 34,375 as of December 31, 2006	(6,684)	(1,270)	(285)

Total stockholders’ equity	235,119	235,761	218,871

Total liabilities and stockholders’ equity	$1,693,521	$1,677,859	$1,570,379

COMMUNITY BANCORP AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the three months ended			For the twelve months ended
	December 31, 2007	September 30, 2007	December 31, 2006	December 31, 2007	December 31, 2006
	(In thousands, except per share data)
Interest and dividend income:
Loans, including fees	$30,031	$31,613	$27,371	$121,017	$79,547
Securities and investments	1,291	1,345	1,437	5,520	4,475
Federal funds sold	140	301	1,097	1,488	2,467

Total interest and dividend income	31,462	33,259	29,905	128,025	86,489

Interest expense on:
Deposits	11,493	12,279	10,614	46,395	27,326
Borrowings	1,401	1,209	919	4,911	2,888
Junior subordinated debt	1,225	1,543	1,559	5,841	3,551

Total interest expense	14,119	15,031	13,092	57,147	33,765

Net interest income before provision for loan losses	17,343	18,228	16,813	70,878	52,724
Provision for loan losses	1,854	533	385	3,355	3,509

Net interest income after provision for loan losses	15,489	17,695	16,428	67,523	49,215
Non-interest income:
Service charges and other income	712	621	570	2,518	1,913
Bank owned life insurance	111	111	124	451	373
Net swap settlements	38	52	49	182	151
Rental income	61	38	37	175	145
Gain on sale of securities	—	—	2	4	2
Net gain on sale of loans	7	—	41	292	41

Total non-interest income	929	822	823	3,622	2,625

Non-interest expense:
Salaries, wages and employee benefits	5,690	5,337	5,000	22,328	15,028
Occupancy, equipment and depreciation	1,349	1,351	1,122	5,123	3,573
Core deposit intangible amortization	335	335	313	1,340	884
Data processing	259	246	283	1,088	931
Advertising and public relations	442	651	351	1,830	1,172
Professional fees	527	486	464	1,713	1,341
Telephone and postage	201	214	144	809	390
Stationery and supplies	186	189	170	733	485
Directors fees	273	71	44	522	781
Insurance	270	170	137	699	400
Software maintenance	130	106	91	457	252
Loan related	76	74	57	327	215
Loss on interest rate swap	380	—	—	380	—
Other operating expenses	485	813	765	2,378	2,168

Total non-interest expense	10,603	10,043	8,941	39,727	27,620

Income before income tax provision	5,815	8,474	8,310	31,418	24,220
Income tax provision	2,043	2,943	2,916	11,023	8,581

Net income	$3,772	$5,531	$5,394	$20,395	$15,639

EARNINGS PER SHARE:
Basic	$0.37	$0.53	$0.54	$1.96	$1.95

Diluted	$0.36	$0.53	$0.54	$1.95	$1.92

Weighted average shares outstanding
Basic	10,220,281	10,395,240	9,965,919	10,358,561	8,036,905

Diluted	10,366,583	10,497,060	10,061,691	10,458,350	8,136,968

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Three Months Ended
	December 31, 2007			September 30, 2007			December 31, 2006
	Average Balance	Interest Income/ Expense	Annualized Average Rate/Yield (7)(8)	Average Balance	Interest Income/ Expense	Annualized Average Rate/Yield (7)(8)	Average Balance (9)	Interest Income/ Expense (9)	Annualized Average Rate/Yield (7)(8)
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,358,566	$30,031	8.77%	$1,351,327	$31,613	9.28%	$1,189,726	$27,371	9.13%
Investment securities (3)(4)	106,656	1,291	5.20%	109,663	1,345	5.26%	121,119	1,437	5.08%
Federal funds sold	11,867	140	4.68%	23,636	301	5.05%	83,127	1,097	5.24%

Total interest earning assets (3)	1,477,089	31,462	8.48%	1,484,626	33,259	8.92%	1,393,972	29,905	8.54%

Non-interest earning assets:
Cash and due from banks	19,469			21,421			25,934
Goodwill and intangibles	122,358			122,996			104,929
Other assets	35,242			34,498			31,781

Total assets	$1,654,158			$1,663,541			$1,556,616

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$74,507	$494	2.63%	$73,048	$524	2.85%	$48,598	$328	2.69%
Money market	540,335	5,836	4.29%	505,620	5,885	4.62%	462,093	5,365	4.60%
Savings	30,594	164	2.13%	35,820	306	3.39%	59,287	555	3.71%
Time	387,997	4,999	5.11%	423,741	5,564	5.21%	401,670	4,366	4.31%

Total interest bearing deposits	1,033,433	11,493	4.41%	1,038,229	12,279	4.69%	971,648	10,614	4.33%
Borrowings	107,220	1,401	5.18%	93,052	1,209	5.16%	72,573	919	5.02%
Junior subordinated debt	72,166	1,225	6.73%	86,790	1,543	7.05%	87,630	1,559	7.06%

Total interest bearing liabilities	1,212,819	14,119	4.62%	1,218,071	15,031	4.90%	1,131,851	13,092	4.59%

Non-interest bearing liabilities:
Demand deposits	193,778			200,972			212,180
Other liabilities	11,148			10,264			11,267

Total non-interest bearing liabilities	1,417,745			1,429,307			1,355,298
Stockholders’ equity	236,413			234,234			201,318

Total liabilities and stockholders’ equity	$1,654,158			$1,663,541			$1,556,616

Net interest income		$17,343			$18,228			$16,813

Net interest spread (5)			3.86%			4.02%			3.95%

Net interest margin (3)(6)			4.69%			4.90%			4.82%

(1)	Includes average non-accrual loans of $9.8 million, $3.7 million and $597,000 for the three months ended December 31, 2007, September 30, 2007 and December 31, 2006, respectively.

(2)	Net loan fees of $2.3 million, $2.2 million and $1.2 million are included in the yield computations for the three months ended December 31, 2007, September 31, 2007 and December 31, 2006, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on a tax equivalent basis, by total average earning-assets.

(7)	Average rates/yields for these periods have been annualized.

(8)	Yields are computed based on actual number of days during the period. As a result, yields in 2006 have been adjusted to conform with current presentation.

(9)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

DISTRIBUTION, RATE AND YIELD ANALYSIS OF NET INTEREST INCOME

	Year Ended December 31,
	2007			2006
	Average Balance	Interest Income/ Expense	Annualized Average Rate/Yield	Average Balance (7)	Interest Income/ Expense (7)	Annualized Average Rate/Yield
	(In thousands, except percentage data)
Assets:
Interest earning assets:
Loans (1)(2)	$1,318,995	$121,017	9.17%	$875,166	$79,547	9.09%
Investment securities (3)(4)	112,526	5,520	5.29%	99,243	4,475	4.96%
Federal funds sold	28,763	1,488	5.17%	49,369	2,467	5.00%

Total interest earning assets (3)	1,460,284	128,025	8.80%	1,023,778	86,489	8.49%

Non-interest earning assets:
Cash and due from banks	22,280			21,086
Goodwill and intangibles	123,107			44,260
Other assets	34,352			28,346

Total assets	$1,640,023			$1,117,470

Liabilities and stockholders’ equity:
Interest bearing liabilities:
Deposits:
Interest bearing demand	$70,043	$1,884	2.69%	$44,799	$1,096	2.45%
Money market	506,669	22,988	4.54%	350,386	14,329	4.09%
Savings	40,436	1,118	2.76%	19,649	589	3.00%
Time	406,858	20,405	5.02%	264,223	11,312	4.28%

Total interest bearing deposits	1,024,006	46,395	4.53%	679,057	27,326	4.02%
Borrowings	95,146	4,911	5.16%	60,266	2,888	4.79%
Junior subordinated debt	83,520	5,841	6.99%	50,488	3,551	7.03%

Total interest bearing liabilities	1,202,672	57,147	4.75%	789,811	33,765	4.28%

Non-interest bearing liabilities:
Demand deposits	196,225			184,726
Other liabilities	10,575			7,621

Total non-interest bearing liabilities	1,409,472			982,158
Stockholders’ equity	230,551			135,312

Total liabilities and stockholders’ equity	$1,640,023			$1,117,470

Net interest income		$70,878			$52,724

Net interest spread (5)			4.05%			4.21%

Net interest margin (3)(6)			4.88%			5.19%

(1)	Includes average non-accrual loans of $5.1 million and $928,000 for the years ended December 31, 2007 and 2006, respectively.

(2)	Net loan fees of $8.2 million and $5.1 million are included in the yield computations for the year ended December 31, 2007 and 2006, respectively.

(3)	Yields on securities, total interest-earning assets and net interest margin have been adjusted to a tax-equivalent basis.

(4)	Includes securities available for sale, securities held to maturity, interest bearing deposits in other banks and required equity investments.

(5)	Net interest spread represents the average yield earned on interest earning assets less the average rate paid on interest bearing liabilities.

(6)	Net interest margin is computed by dividing net interest income, on tax equivalent basis, by total average earning-assets.

(7)	Certain average balances and income in prior periods have been reclassified to conform with current presentation.

KEY PERFORMANCE INDICATORS

	4th Quarter 2007	4th Quarter 2006	Percentage Change	2007	2006	Percentage Change
	(In thousands, except share and percentage data)			(In thousands, except share and percentage data)
SELECTED FINANCIAL RATIOS
Return on average assets	0.90%	1.37%	(34.2)%	1.24%	1.40%	(11.1)%
Return on average stockholders’ equity	6.33%	10.63%	(40.5)%	8.85%	11.56%	(23.5)%
Net interest margin (1)	4.69%	4.82%	(2.7)%	4.88%	5.19%	(6.0)%
Efficiency ratio (2)	58.03%	50.70%	14.5%	53.32%	49.90%	6.9%
Capital Ratios
Consolidated tier 1 leverage capital ratio				12.0%	11.7%	2.6%
Consolidated tier 1 risk-based capital ratio				11.4%	11.8%	(3.4)%
Consolidated total risk-based capital ratio				12.4%	13.7%	(9.5)%
Asset Quality Ratios
Non-performing loans (3)				$12,076	$647	1,766.5%
Non-performing assets (4)				$12,076	$647	1,766.5%
Non-performing loans to total loans				0.85%	0.05%	1,601.8%
Non-performing assets to total assets				0.71%	0.04%	1,682.7%
Allowance for loan losses to total loans				1.20%	1.19%	1.2%
Allowance for loan losses to non-performing assets				142%	2,314%	(94)%
Allowance for loan losses to non-performing loans				142%	2,314%	(94)%
Net charge-offs (recoveries) to average loans (5)	0.27%	-0.03%	(1,000.0)%	0.09%	0.05%	87%

(1)	Net interest margin represents net interest income on a tax equivalent basis as a percentage of average interest-earning assets.

(2)	Efficiency ratio represents non-interest expenses, excluding provision for loan losses, as a percentage of the aggregate of net interest income and non-interest income.

(3)	Non-performing loans are defined as loans that are past due 90 days or more plus loans placed in non-accrual status.

(4)	Non-performing assets are defined as assets that are past due 90 days or more plus assets placed in non-accrual status plus other real estate owned. Since the Company had no other real estate owned at December 31, 2007 and 2006, non-performing loans equals non-performing assets.

(5)	Annualized.

COMPOSITE OF LOAN PORTFOLIO

	December 31, 2007		September 30, 2007		December 31, 2006
	(In thousands)
Commercial and industrial	$210,614	14.8%	$181,064	12.8%	$177,583	14.2%
Real estate:
Commercial	370,464	26.1%	370,658	26.1%	347,072	27.7%
Residential	43,212	3.0%	39,312	2.8%	35,150	2.8%
Construction and land development	789,185	55.6%	777,258	54.8%	686,267	54.7%
Consumer and other	5,707	0.4%	5,369	0.4%	7,139	0.6%

Total gross loans	1,419,182	100.0%	1,373,661	100.0%	1,253,211	100.0%

Less:
Allowance for loan losses	17,098		16,184		14,973
Net unearned loan fees and discounts	5,194		5,306		3,397

Total net loans	$1,396,890		$1,352,171		$1,234,841

Gross loans to total assets	83.8%		81.9%		79.8%

ALLOWANCE FOR LOAN LOSSES

	2007	2006	2005
	(In thousands)
Balance at beginning of period	$14,973	$8,117	$6,133
Provision for loan losses	3,355	3,509	1,085
Allowance resulting from acquisition	—	3,816	933
Less amounts charged off	(1,552)	(661)	(220)
Recoveries of amounts charged off	322	192	186

Balance at end of period	$17,098	$14,973	$8,117

COMPOSITE OF NON-ACCRUAL LOANS

	December 31, 2007			September 30, 2007			December 31, 2006
	Non-Accrual Balance	%	Percent of Total Loans	Non-Accrual Balance	%	Percent of Total Loans	Non-Accrual Balance	%	Percent of Total Loans
	(In thousands, except percentage data)
Commercial and industrial	$2,042	16.9%	0.15%	$2,036	26.4%	0.15%	$595	92.0%	0.05%
Real Estate:
Commercial	4,291	35.5%	0.30%	351	4.6%	0.03%	—	0.0%	0.00%
Residential	—	0.0%	0.00%	25	0.3%	0.00%	52	8.0%	0.00%
Construction and land development	5,738	47.6%	0.40%	5,297	68.6%	0.38%	—	0.0%	0.00%
Consumer and Other	5	0.0%	0.00%	5	0.1%	0.00%	—	0.0%	0.00%

Total Loans	$12,076	100.0%	0.85%	$7,714	100.0%	0.56%	$647	100.0%	0.05%